Exhibit 107

Calculation of Filing Fee Tables

S-1
(Form Type)

Precision Optics Corporation, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share (1)	Rule 457(c)	937,500 (2)	$2.07 (3)	$1,940,625 (3)	0.0000927	$179.90
	Total Offering Amounts					$1,940,625		$179.90
	Total Fees Previously Paid							$179.90
	Total Fee Offsets							–
	Net Fee Due							$0

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Shares being registered for the October 4, 2021 private placement.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act. The price per share and aggregate offering prices for the shares registered hereby are calculated on the basis of $2.07, which is the average of the high and low prices of the registrant’s common stock as reported on the OTCQB on January 28, 2022.

Table 2: Fee Offset Claims and Sources

Not applicable.

Table 3: Combined Prospectuses

Not applicable.